UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 3, 2009

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencernent communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition

On August 4, 2009, we issued a press release and supplemental financial data with respect to our financial results for the quarter ended June 30, 2009. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 3, 2009, we borrowed the second $310 million tranche of our $620 million Master Credit Facility Agreement by and among BRE Properties, Inc., as guarantor, BRE-FMCA, LLC, and BRE-FMAZ, LLC, as borrowers, and Deutsche Bank Berkshire Mortgage, Inc., as lender. This tranche has a maturity date of September 1, 2020. We may prepay all or a portion of the unpaid principal balance of this second tranche prior to August 31, 2019, subject to certain penalties, and on or after August 31, 2019 without penalty. Borrowings under the Agreement are secured by 15 of our multifamily properties totaling 4,651 units.

The interest rate for the second tranche will be 5.69% for the first 10 years and during the remaining one-year period will be adjusted on the first day of each month to a rate equal to 1-month LIBOR, effective on the 15th day of the previous month, plus 3%. The interest rate for the first tranche is fixed at 5.57%. The effective composite annual cost of debt is 5.6%, inclusive of rate-hedging transactions. There is an interest-only period of five years on both tranches, with annual payments of principal and interest thereafter based on a 30-year amortization schedule. All amounts payable under the Agreement will become due and payable, at the lender’s option, upon the occurrence of certain customary events of default, including failure to pay principal and interest when due.

The obligations under the Agreement are non-recourse to BRE and the borrowers except under certain circumstances, including in the event a borrower acquires certain properties or operates certain businesses not permitted by the Agreement. In addition, the lender will have full recourse to BRE and the borrowers for the repayment of amounts equal to any losses suffered by the lender as a result of certain occurrences, including fraud or misrepresentations, failure by a borrower to pay required rents to the lender after an event of default, failure by a borrower to apply certain proceeds as required by the applicable security instrument, failure by a borrower or BRE to comply with certain delivery requirements, failure to properly apply rents or failure by a borrower to honor certain indemnification obligations.

This description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Master Credit Facility Agreement, previously filed on April 7, 2009 as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K and incorporated by reference herein, and the $310,000,000 Fixed Facility Note (Standard Maturity), which has been filed as exhibit 10.1 to this report and is incorporated by reference in this report.

We intend to use the proceeds from this facility for the repayment of outstanding debt obligations and for general corporate purposes.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this report contains forward-looking statements, including statements regarding the terms and timing of draws under our $620 million secured credit facility and its anticipated use of proceeds from the facility, which are based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: delays in the draw down of the second tranche of the credit facility, the need for other uses of capital, defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, erosion of market fundamentals in 2009 due to the current recession, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the our most recent Annual Report on Form 10-K as they may be updated from time to time by the our subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no responsibility to update this information. For more details, please refer to our SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

ITEM 8.01.	Other Events

On August 4, 2009, we reported operating results for the quarter ended June 30, 2009. All per share results are reported on a fully diluted basis.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $37.2 million, or $0.70 per share, for second quarter 2009, as compared with $35.2 million, or $0.67 per share, for the quarter ended June 30, 2008. FFO for the 2009 and 2008 periods reflected the net impact of the adoption of APB-14-1, totaling $1.7 million, or $0.03 per share, and $1.6 million, or $0.03 per share, respectively. FFO for the second quarter 2009 also included nonroutine income of $2.0 million, or $0.04 per share, from a net gain on the retirement of debt. Excluding nonroutine income and the APB-14-1-related noncash interest charge, core FFO per share was flat on a year-over-year basis. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this report.)

Net income available to common shareholders for the second quarter totaled $28.2 million, or $0.54 per share, as compared with $14.4 million, or $0.28 per share, for the same period 2008. The second quarter 2009 results included a gain on sale of real estate of approximately $14.3 million, or $0.28 per share, and the nonroutine income item cited previously.

Total revenues from continuing operations for the quarter were $86.3 million, as compared with $86.1 million a year ago. Adjusted EBITDA for the quarter totaled $57.3 million, as compared with $61.1 million in second quarter 2008. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this report.)

Six-Month Period Ended June 30, 2009

For the year-to-date period, FFO totaled $72.0 million, or $1.37 per share, as compared with $69.4 million, or $1.31 per share, for the six-month period in 2008. FFO for the first half of 2009 and 2008 reflected the net impact of APB-14-1, totaling $3.3 million, or $0.06 per share, and $3.1 million, or $0.06 per share, respectively. FFO for the six-month period in 2009 included the nonroutine income cited previously. Excluding nonroutine income and the noncash charge related to APB-14-1, core FFO per share growth was 1.5% year-over-year.

Net income available to common shareholders for the six-month period totaled $41.2 million, or $0.79 per diluted share, as compared with $27.1 million, or $0.52 per diluted share, for the same period 2008. The 2009 year-to-date results included the gain on sale and nonroutine income item cited previously.

For the first half of 2009, total revenues from continuing operations were $172.6 million, as compared with $170.4 million for the same period 2008 representing growth of 1.3%. Adjusted EBITDA for the six-month period totaled $115.7 million, as compared with $121.0 million for the same period in 2008.

Our year-over-year earnings and FFO results reflected declines in same-store property-level operating results, which were offset by income from newly developed and redeveloped properties, a lower interest rate environment, and a reduction in corporate-level G&A expenses.

Same-store net operating income (NOI) declined 6.7%, or $4.0 million, for the quarter, as compared with the same period in 2008. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this report.) Developed properties generated $2.0 million in additional NOI during the quarter, as compared with second quarter 2008.

Same-Store Property Results

We define same-store properties as stabilized apartment communities that we have owned for at least five full quarters. Of the 21,485 apartment units we own, same-store units totaled 19,572 for the quarter.

On a year-over-year basis, overall same-store revenue declined 3.8% for the quarter. Average same-store market rent for the second quarter 2009 decreased 4.1% to $1,451 per unit, from $1,513 per unit in second quarter 2008. Physical occupancy levels averaged 93.9% during second quarter 2009, as compared to 94.3% for the same period in 2008. Physical occupancy at the end of the second quarter was 95.2%. Rent concessions in the same-store portfolio totaled $2.0 million, or nine days rent, for second quarter 2009, as compared with $880,000, or four days, for the same period 2008.

On a sequential basis, same-store revenue declined 1.7%, expenses increased 2.2% and NOI decreased 3.4% against first quarter 2009 results. Sequential declines in revenue and NOI were driven by a reduction in market rents and increased concessions.

Same-store results were impacted primarily by the increasing job losses in our operating markets. In Southern California, unemployment rates increased to 11.2% in the second quarter 2009 from 10.9% in the first quarter 2009; the San Francisco Bay area saw unemployment rates rise to 10.7% in the second quarter, from 10.0% in the previous quarter; Seattle’s sequential unemployment rate increased to 9.3% from 8.7%. The following table depicts job losses in our core markets over the last 12 months:

	Same-Store		Absolute Job Losses
Core Markets	# Units	% NOI	12 months ended June 2009	6 months ended June 2009
San Diego	3,958	22.9%	52,500	34,200
Inland Empire	3,553	14.6%	75,100	37,200
Orange County	2,545	14.3%	71,700	34,500
Los Angeles	2,075	10.8%	183,800	85,800
San Francisco	2,928	19.2%	136,200	79,500
Seattle	3,211	14.1%	65,000	33,200
Total Core Markets	18,270	95.9%	584,300	304,400

Source of Unemployment and Job Loss Data: U.S. Bureau of Labor Statistics

Community Development Activity

During the first quarter, construction was completed and final units were delivered at Taylor 28 (197 units) in Seattle, Wash. and Park Viridian (320 units) in Anaheim, Calif. The current physical occupancy at Taylor 28 is 58%; Park Viridian is 52%; leasing velocity has averaged 26 units and 28 units per month, respectively, since the communities opened.

We currently have two communities under construction, one in Seattle, Washington and one in Northern California, with a total of 566 units, an aggregate projected investment of $176.1 million and an estimated balance to complete totaling $51.2 million. Estimated completion dates are first and third quarter 2010, respectively.

We own three land parcels, two in Southern California and one in Northern California, representing 960 units of future development, and an estimated aggregate investment of $455 million upon completion.

Dispositions

During the quarter, we sold a stabilized community in Sacramento, Calif., Overlook at Blue Ravine (512 units). Sales proceeds totaled approximately $50.1 million. In connection with the transaction, the we recorded a gain on sale of approximately $14.3 million, or $0.28 per share, for the quarter.

Subsequent to the end of the quarter, we sold another stabilized community in Sacramento, Arbor Pointe (240 units), which was reported as held for sale at June 30, 2009. Sales proceeds totaled approximately $15.4 million. In connection with the transaction, we expect to record a gain on sale of approximately $7.2 million, or $0.14 per share, in the third quarter.

The composite transaction capitalization rate of these dispositions was approximately 8.5%, calculated on an annualized trailing three months of property-level NOI. Proceeds derived from the sales were used to repay our unsecured credit facility.

The disposition of these two properties completes our planned exit of the Sacramento market. Over the past 24 months, we sold eight properties, with a total of 1,756 units, in Sacramento, at a composite capitalization rate of 6.9%, for total sales proceeds of approximately $194 million, and an aggregate gain on sale of approximately $73.6 million.

Capital Markets Activity

As previously reported, during the second quarter, we completed two public tender offers for four series of senior unsecured notes, retiring $472 million of debt, at an average 99.62% of par. The transactions resulted in a net loss of $1.4 million after recognition of unamortized issuance fees and transaction costs.

Also during the quarter, we repurchased through open market transactions $40 million of our 4.125% convertible notes, at an average 89.3% of par, resulting in a net gain of $3.4 million.

Debt Tender Activity & Open Market Transactions Q2 2009 (Amounts in thousands)

Security	Face Value	Bonds Retired	Cash Paid	% of Par	Extinguish. Gain	Accelerated Fee & Transaction Costs	Net (Loss) Gain
7.45% Notes Due 2011	$250,000	$201,455	$201,455	100.0%	$—	$(1,023)	$(1,023)
7.125% Notes Due 2013	130,000	89,982	88,182	98.0%	1,800	(1,127)	673
5.75% Notes Due 2009	150,000	61,407	61,407	100.0%	—	(294)	(294)
4.875% Notes Due 2010	150,000	119,421	119,421	100.0%	—	(756)	(756)
Subtotal: Debt Tenders	680,000	472,265	470,465	99.6%	1,800	(3,200)	(1,400)
4.125% Convert. Notes Due 2012	460,000	40,089	35,809	89.3%	4,280	(922)	3,358
Total : All activity	$1,140,000	$512,354	$506,275	98.8%	$6,079	$(4,121)	$1,958

Under the at-the-market equity distribution agreement filed on May 14, 2009, we issued 1.5 million shares of common stock in the second quarter, at an average price of $24.80 per share, with total proceeds of $37.6 million. Proceeds from the issuance of common stock were used to repay our unsecured credit facility.

Subsequent to the end of the quarter, we received the second $310 million advance from the $620 million transaction with Fannie Mae, which was closed and reported in April. Proceeds were used to pay down our unsecured credit facility. The current balance of the credit facility is $170 million.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this report contains forward-looking statements regarding our capital resources, portfolio performance and results of operations, and is based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update this information. For more details, refer to our SEC filings, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc.

Consolidated Balance Sheets

Second Quarter 2009

(Unaudited, dollar amounts in thousands except per share data)

	June 30, 2009	June 30, 2008 (1)
ASSETS
Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$3,105,464	$2,853,364
Construction in progress	124,935	271,709
Less: accumulated depreciation	(540,165)	(474,727)

	2,690,234	2,650,346

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	62,435	62,399

Real estate held for sale, net	8,168	113,034

Land under development	128,762	117,361

Total real estate portfolio	2,889,599	2,943,140

Cash	5,848	10,804
Other assets	76,454	65,278

TOTAL ASSETS	$2,971,901	$3,019,222

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$948,906	$1,512,209
Unsecured line of credit	497,000	312,000
Mortgage loans	443,390	152,816
Accounts payable and accrued expenses	62,148	83,272

Total liabilities	1,951,444	2,060,297

Redeemable noncontrolling interests	26,674	44,682

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at June 30, 2009 and June 30, 2008 , respectively.	70	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 52,820,545 and 51,045,125 at June 30, 2009 and June 30, 2008, respectively.	528	510

Additional paid-in capital	993,185	913,663

Total shareholders’ equity	993,783	914,243

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,971,901	$3,019,222

(1)	Balance sheet is restated to reflect the adoption of APB 14-1 & SFAS No. 160.

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended June 30, 2009 and 2008

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 6/30/09	Quarter ended 6/30/08	Six months ended 6/30/09	Six months ended 6/30/08
REVENUE

Rental income	$82,889	$82,606	$165,939	$163,604
Ancillary income	3,368	3,527	6,699	6,808

Total revenue	86,257	86,133	172,638	170,412

EXPENSES

Real estate expenses	$27,533	$25,404	$53,910	$50,706
Depreciation	22,368	19,471	43,118	39,138
Interest expense (1)	19,421	23,254	40,443	46,216
General and administrative	4,218	5,378	8,544	10,033

Total expenses	73,540	73,507	146,015	146,093

Other income	1,196	637	1,823	1,231
Net gain from extinguishment of debt	1,958	—	1,958	—

Income before minority interests, partnership income and discontinued operations	15,871	13,263	30,404	25,550

Partnership income	580	683	1,237	1,315

Income from continuing operations	16,451	13,946	31,641	26,865

Discontinued operations:
Discontinued operations, net (2)	980	3,968	2,282	7,288
Net gain on sales	14,289	—	14,289	—

Total discontinued operations	15,269	3,968	16,571	7,288

NET INCOME	$31,720	$17,914	$48,212	$34,153

Redeemable noncontrolling interest in income	545	580	1,091	1,161

Dividends attributable to preferred stock	2,953	2,953	5,906	5,906

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$28,222	$14,381	$41,215	$27,086

Net income per common share - basic	$0.54	$0.28	$0.79	$0.53

Net income per common share - assuming dilution	$0.54	$0.28	$0.79	$0.52

Weighted average shares outstanding - basic (3)	51,765	51,020	51,505	51,005

Weighted average shares outstanding - assuming dilution (3)	51,765	51,538	51,505	51,466

(1)	Income Statements for the quarter and six months ended June 30, 2008 has been restated to reflect the adoption of APB 14-1.
(2)	For 2009, details of net earnings from discontinued operations include: one property classified as held for sale as of June, 2009 and one property sold in 2009. The 2008 totals include the properties mentioned above and six properties sold in 2008.

	Quarter ended 6/30/09	Quarter ended 6/30/08	Six months ended 6/30/09	Six months ended 6/30/08
Rental and ancillary income	$1,930	$6,862	$4,156	$13,549
Real estate expenses	(950)	(2,441)	(1,715)	(4,814)
Depreciation	—	(453)	(159)	(1,412)
Interest expense	—	—	—	(35)

Income from discontinued operations, net	$980	$3,968	$2,282	$7,288

(3)	Share count for the quarter and six months ended June 30, 2008 restated to reflect retroactive adoption of EITF 03-6-1.

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 6/30/2009	Quarter Ended 6/30/2008	Six Months Ended 6/30/2009	Six Months Ended 6/30/2008

Net income available to common shareholders	$28,222	$14,381	$41,215	$27,086
Depreciation from continuing operations	22,368	19,471	43,118	39,138
Depreciation from discontinued operations	—	453	159	1,412
Redeemable noncontrolling interest in income	545	580	1,091	1,161
Depreciation from unconsolidated entities	455	415	904	817
Net gain on investments	(14,289)	—	(14,289)	—
Less: Redeemable noncontrolling interest in income not convertible into common shares	(106)	(106)	(212)	(212)

Funds from operations	$37,195	$35,194	$71,986	$69,402

Allocation to participating securities - diluted FFO (1)	$(189)	$(344)	$(389)	$(680)

Allocation to participating securities - diluted EPS (1)	$(269)	$(186)	$(674)	$(386)

Diluted shares outstanding - EPS (2)	51,765	51,538	51,505	51,466
Net income per common share - diluted	$0.54	$0.28	$0.79	$0.52

Diluted shares outstanding - FFO (2)	52,550	52,383	52,290	52,311
FFO per common share - diluted	$0.70	$0.67	$1.37	$1.31

(1)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share calculations when applying the two class method under EITF 03-6-1.
(2)	Shares outstanding reflect adoption of EITF 03-6-1.

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 6/30/2009	Quarter Ended 6/30/2008	Six Months Ended 6/30/2009	Six Months Ended 6/30/2008

Net income available to common shareholders	$28,222	$14,381	$41,215	$27,086
Interest, including discontinued operations	19,421	23,254	40,443	46,251
Depreciation, including discontinued operations	22,368	19,924	43,277	40,550

EBITDA	70,011	57,559	124,935	113,887
Redeemable noncontrolling interest in income	545	580	1,091	1,161
Net gain on sales	(14,289)	—	(14,289)	—
Dividends on preferred stock	2,953	2,953	5,906	5,906
Nonroutine income items	(1,958)	—	(1,958)	—

Adjusted EBITDA	$57,262	$61,092	$115,685	$120,954

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 6/30/2009	Quarter Ended 6/30/2008	Six Months Ended 6/30/2009	Six Months Ended 6/30/2008

Net income available to common shareholders	$28,222	$14,381	$41,215	$27,086
Interest, including discontinued operations	19,421	23,254	40,443	46,251
Depreciation, including discontinued operations	22,368	19,924	43,277	40,550
Redeemable noncontrolling interest in income	545	580	1,091	1,161
Net gain on sales	(14,289)	—	(14,289)	—
Dividends on preferred stock	2,953	2,953	5,906	5,906
General and administrative expense	4,218	5,378	8,544	10,033
Gain on extinguishment of debt	(1,958)	—	(1,958)	—

NOI	$61,480	$66,470	$124,228	$130,987

Less Non Same-Store NOI	6,731	7,770	12,793	14,909

Same-Store NOI	$54,749	$58,700	$111,435	$116,078

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	$310,000,000 Fixed Facility Note (Fixed +1 Maturity), dated as of August 3, 2009.

99.1	Press release of BRE Properties, Inc. dated August 4, 2009, including attachments.

99.2	Supplemental Financial data dated August 4, 2009, including attachments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: August 5, 2009	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr. Executive Vice President and Chief Operating Officer

Exhibit Index

Exhibit Number	Description
10.1	$310,000,000 Fixed Facility Note (Fixed +1 Maturity), dated as of August 3, 2009.

99.1	Press release of BRE Properties, Inc. dated August 4, 2009, including attachments.

99.2	Supplemental Financial data dated August 4, 2009, including attachments.